Exhibit 99.1

CONTACT:	Scott Cooper
(704) 455-3209
Janet Kirkley
(704) 455-4426

— For Immediate Release

Speedway Motorsports to Proceed with Kentucky Speedway Acquisition

CONCORD, N.C. (Aug. 28, 2008) — Speedway Motorsports, Inc. (NYSE:TRK) is proceeding with the purchase of Kentucky Speedway, company officials announced today.

In May 2008, Speedway Motorsports entered into an agreement to acquire Kentucky Speedway from Kentucky Speedway LLC, pending a 90-day period to conduct due diligence. The period expired Aug. 18, and the company has decided to move forward with the acquisition, subject to satisfaction of remaining closing conditions. The acquisition is expected to close in the fourth quarter of this year, most likely in December.

“Moving forward on Kentucky Speedway allows our company to expand its geographic reach into the motorsports hotbed of the Midwest,” said O. Bruton Smith, founder, chairman and chief executive officer of Speedway Motorsports, Inc.

“We are optimistic about being able to promote a Sprint Cup Series event at Kentucky Speedway. Once we secure a Sprint Cup Series event, we plan to expand seating capacity and host some of the largest crowds in the Midwest,” Smith added. “Kentucky Speedway entertained sellout crowds for NASCAR Nationwide Series and IndyCar racing events this year. With a Sprint Cup date, season ticket sales, seat licenses and corporate sponsorship opportunities will increase tremendously.”

NASCAR’s has stated it cannot allow realignment of an existing Sprint Cup Series race date until the anti-trust litigation among NASCAR, International Speedway Corporation and the current ownership of Kentucky Speedway is resolved. Although the time frame for resolution is uncertain, Speedway Motorsports will continue to work with NASCAR to schedule a Sprint Cup Series date at the facility.

Speedway Motorsports also plans to use its proven business model to maximize revenues and streamline expenses at existing Kentucky Speedway events to offset an initial reduction in the company’s earnings, which could approximate $0.12 to $0.18 per share per year pending the scheduling of a Sprint Cup Series event at Kentucky Speedway. The reduction in earnings relates primarily to estimated interest, depreciation, and general and administrative expenses.

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Smith continued, “We are in this motorsports business for the long term. The opportunity to buy a modern race track below replacement cost in a market with incredible growth potential was simply too good to pass up. While we expect some short-term loss, this is a significant investment in the future that better positions us to compete in this industry, and will pay off with long-term gains when the NASCAR Sprint Cup Series is added to Kentucky Speedway’s event calendar.”

Located on 820 acres in Sparta, Kentucky, just south of Cincinnati, Kentucky Speedway features a 1.5-mile tri-oval speedway, with chair-back grandstand seating for 66,089 spectators, 50 luxury suites with seats for approximately 2,000, private RV spaces, and reserved and unreserved camping spaces.

Kentucky Speedway will join an outstanding lineup of SMI facilities. The company also owns and operates Atlanta Motor Speedway; Bristol Motor Speedway in Bristol, TN.; Infineon Raceway in Sonoma, CA.; Las Vegas Motor Speedway; Lowe’s Motor Speedway in Concord, N.C.; New Hampshire Motor Speedway, in Loudon, N.H.; and Texas Motor Speedway in Ft. Worth, TX.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally-owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.